Exhibit 99.1

AMRI Announces Fourth Quarter 2009 Results

ALBANY, N.Y.--(BUSINESS WIRE)--February 8, 2010--AMRI (NASDAQ: AMRI) today reported financial and operating results for the fourth quarter and full year ending December 31, 2009.

Financial and other highlights for the fourth quarter and year include:

  Quarter over quarter increase in contract revenue in our Discovery business segment
  Received $0.8 million milestone payment resulting from AMRI’s collaboration with Bristol-Myers Squibb for the nomination of a third compound for preclinical development
  Recurring royalties of $7.6 million, an increase of 13% from the fourth quarter of 2008
  Full year cash flow from operations of $39.1 million, a 48% increase from full year 2008 levels
  Full year free cash flow of $23.9 million, representing a $21.3 million increase over full year 2008 levels
  Recording of a non-cash goodwill impairment charge of $22.9 million in the Large Scale Manufacturing segment and a non-cash write-down of a deferred tax asset of $2.0 million

Fourth Quarter 2009 Results

Total revenue for the fourth quarter of 2009 was $43.4 million, a decrease of 23% compared to total revenue of $56.4 million reported in the fourth quarter of 2008.

Total contract revenue for the fourth quarter of 2009 was $35.0 million, a decrease of 29% compared to total contract revenue of $49.6 million reported in the fourth quarter of 2008. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services contract revenue for the fourth quarter was $12.7 million, a decrease of 3% from $13.1 million in 2008.
  Development/Small Scale Manufacturing contract revenue for the fourth quarter was $9.4 million, a decrease of 29% from $13.2 million in 2008.
  Large Scale Manufacturing contract revenue for the fourth quarter was $12.9 million, a decrease of 45% from $23.3 million in 2008.

Recurring royalties in the fourth quarter of 2009 were $7.6 million, an increase of 13% compared to recurring royalties of $6.8 million reported in 2008. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Net loss under U.S. GAAP of $19.2 million, or $0.62, in the fourth quarter of 2009 includes the impact of a $22.9 million non-cash goodwill impairment charge, or $0.48 per diluted share, a $2.0 million non-cash write-down of a deferred tax asset, or $0.07 per diluted share, and a $0.4 million restructuring charge, or $0.01 per share. Excluding these items, net loss on an adjusted basis in the fourth quarter of 2009 was $1.9 million, or $0.06 per diluted share.

The non-cash goodwill impairment charge was the result of our annual goodwill impairment testing which determined a decline in fair value to below our carrying value of the Large Scale Manufacturing segment. The non-cash write-down of a deferred tax asset relates to foreign net operating loss carryforwards and resulted from an analysis of the projected future taxable income of certain of our foreign operations.

The restructuring charge of $0.4 million related to the consolidation of India operations. The purpose of the consolidation was to decrease the cost of administrative operations by moving all administrative activities from Mumbai to the company’s Hyderabad Research Centre.

Full Year 2009 Results

Total revenue for the full year ended December 31, 2009 was $196.4 million, a decrease of $32.9 million or 14% compared to $229.3 million in 2008.

Total contract revenue for the full year was $156.8 million, a decrease of $38.7 million or 20% from 2008.

  Contract revenue for Discovery Services in the year ended December 31, 2009 was $47.7 million, a decrease of 17% from $57.7 million in 2008.
  Contract revenue for Development/Small Scale Manufacturing in the year ended December 31, 2009 was $38.1 million, a decrease of 32% from $56.2 million in 2008.
  Contract revenue for Large Scale Manufacturing was $71.0 million, a decrease of 13% compared to $81.5 million in the year ended December 31, 2008.

Milestone revenue resulting from the company's 2005 licensing agreement with BMS for the year ended December 31, 2009 was $4.8 million, compared to total milestone revenue of $5.5 million in 2008.

Recurring royalties from Allegra® for the full year were $34.9 million, an increase of 23% compared to royalty revenue of $28.3 million in 2008.

Net loss under U.S. GAAP in the year ended December 31, 2009 was $16.7 million or $0.54 per basic and diluted share, compared to net income of $20.6 million or $0.66 per basic and $0.65 per diluted share in 2008. Net loss for the year ended December 31, 2009 includes a $0.8 million, or $0.03 per diluted share, adjustment to decrease income tax expense due to the reassessment of previously uncertain tax positions, a $22.9 million, or $0.48 per diluted share, goodwill impairment charge, a $2.0 million, or $0.07 per diluted share, write-down of a deferred tax asset, and a $0.4 million, or $0.01 per diluted share, restructuring charge. Excluding these items, net loss on an adjusted basis for the year ended December 31, 2009 was $0.3 million, or $0.01 per diluted share.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2009 and 2008 reporting period, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “In spite of a difficult business climate, AMRI improved its net cash position by almost $24 million from a year ago. Even as we tightened our belts regarding short term expenditures, AMRI continued to invest in its future, completing the build out and relocation into new facilities in Bothell, Washington and Budapest, Hungary and developing new technologies to enhance our contract services. In addition, we continued to strengthen our leadership team and the AMRI brand through strong project execution and improved procedures, while continuing to pursue strategic opportunities to broaden our global services.”

Dr. D’Ambra continued, “Although the broad economic collapse that began in late 2008 and accelerated into the first part of last year had its roots outside of the healthcare sector, virtually every industry and company was negatively affected, AMRI included. The goodwill impairment and deferred tax asset write-down, announced today, are additional non-cash consequences which reflect the decreased valuation multiples in our industry as well as the effect of the delays in FDA approvals of our customers new products and the impact on our forecast.”

Dr. D’Ambra concluded, “We realize that the economic and political disruptions of 2009, as well as evolving industry dynamics, are changing the outsourcing market. As we enter 2010, we are cautiously optimistic. In response to growing visibility, we have recently resumed hiring at all non-US operations. With our broad technology services platform and global footprint, AMRI is well positioned to capitalize on a growing outsourcing market, delivering Western standards of highest quality, productivity and added value in a globally competitive environment.”

Liquidity and Capital Resources

At December 31, 2009, AMRI had cash, cash equivalents and marketable securities of $111.1 million, compared to $87.5 million at December 31, 2008.

Total debt at December 31, 2009 was $13.5 million, down from $13.7 million at December 31, 2008. Cash, cash equivalents, and marketable securities, net of debt, were $97.6 million at December 31, 2009, compared to $73.8 million at December 31, 2008. The increase in cash and equivalents net of debt is due to cash provided by operations of $39.0 million in 2009, partially offset by capital expenditures of $15.2 million. Cash provided by operations in 2009 includes the receipt of a $10 million sub-license fee from sanofi-aventis. Total common shares outstanding, net of treasury shares, were 31,642,263 at December 31, 2009.

2010 Financial Guidance Update

AMRI Chief Financial Officer Mark T. Frost provided contract revenue and EPS guidance for the first quarter and full year 2010. “In the first quarter, we expect contract revenue to range from $34 million to $38 million. For the full year 2010, we expect contract revenue to range from $165 million to $175 million, an increase of up to 12% versus 2009.”

Mr. Frost continued, “With regard to our royalty revenues from worldwide sales of Allegra® and certain generic forms of Allegra®, we expect first quarter royalties of approximately $11 to $12 million and full year 2010 royalties of approximately $29 to $31 million. For the first quarter we expect EPS to range from $0.01 to $0.05. For the full year we expect EPS to range from $0.04 to $0.08.”

Full Year Highlights

During 2009, AMRI made several noteworthy announcements including the following:

R&D Activities:

  The advancement of a third compound into preclinical development by Bristol-Myers Squibb Company (BMS) as part of the research collaboration between AMRI and BMS, resulting in a $0.8 million milestone payment to AMRI and marking the fifth milestone payment in this ongoing collaboration to develop improved treatments for diseases of the central nervous system (CNS).
  Bristol-Myers Squibb Company’s submission of a Clinical Trial Application (CTA) to the Medical Products Agency (MPA) in Sweden for approval to initiate Phase I studies on an AMRI compound exclusively licensed to BMS, and resulting in a $4 million milestone payment to AMRI.
  The selection of a compound from the company’s proprietary obesity treatment research program for advanced preclinical testing, with the goal of submitting an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) in 2010. Pending favorable results in toxicity and safety pharmacology testing, AMRI estimates submission for an IND in the first half of 2010.
  The filing of two new patent infringement lawsuits in U.S. District Court in New Jersey against Dr. Reddy’s Laboratories, Ltd., Dr. Reddy’s Laboratories, Inc. and Sandoz, Inc. (“the defendants”) for infringement of AMRI’s recently issued U.S. Patent Number 7,390,906 for the manufacturing process for the active ingredient in sanofi-aventis’s Allegra® and Allegra®D drug products.
  The commencement of a new collaboration agreement between AMRI and the CHDI Foundation, Inc., a non-profit organization pursuing drugs that delay or slow Huntington’s disease (HD), focused on the discovery of new therapeutic agents for the treatment of this disease.

Technology and Facility Activities:

  The addition of clinical formulations capabilities using Xcelodose® technology, extending AMRI’s currently available API manufacturing and preformulation services to include the manufacture of GMP and non-GMP drug products at our US large scale manufacturing site.
  ChemStewards® certification of the company’s U.S. manufacturing operation. The award specifically recognizes the site’s successful efforts to go above and beyond the minimum for federal EHS&S compliance. ChemStewards® is the flagship environmental, health, safety and security (EHS&S) continuous performance improvement program of the Society of Chemical Manufacturers and Affiliates (SOCMA) designed specifically for the batch, custom and specialty chemical industry.
  The dedication and grand opening of a new AMRI research and development facility in Bothell, WA. AMRI leased 44,000 square feet of R&D space with an option to lease an additional 44,000 square feet to accommodate future anticipated expansion of the site. The company received over $400,000 in grant reimbursements from the State of Washington as well as local energy providers Puget Sound Energy and SnoPUD.
  The successful construction and relocation into 32,300 square feet (3,000 square meters) of state-of-the-art chemistry R&D laboratories and administrative space in Budapest, Hungary, as part of the company’s plan to transform its European hub into a higher value discovery services business through consolidation of locations, equipment and operating costs.
  Enhancements to the company’s India operations and leadership team, supporting the establishment of an integrated offering of chemical development and manufacturing services and as part of an effort to increase efficiencies and reduce costs related to AMRI’s global operations.

Management Appointments:

  The hire of Richard A. Saffee as general manager of large scale manufacturing to assume responsibility for all large scale manufacturing operations in Rensselaer, New York including oversight for engineering, manufacturing and materials management.
  The hire of Michael D. Ironside, Ph.D. as director of global project management overseeing all project management activities related to customer products moving through AMRI’s pharmaceutical services organization.
  The hire of Junan Guo, Ph.D. as senior director, analytical and quality services to oversee all domestic analytical chemistry, preformulation and formulation, quality assurance and regulatory affairs efforts.
  The promotion of Chief Financial Officer Mark T. Frost to senior vice president, administration and chief financial officer, to assume leadership for investor relations, sourcing, legal, communications, information technology, facility management and logistics, in addition to finance and accounting.

Fourth Quarter Conference Call

The company will hold a conference call at 10:00 a.m. EST on Monday, February 8, 2009 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 877-627-6544 (domestic calls) or 719-325-4784 (international calls) at 9:45 a.m. ET and entering passcode 7758104. The webcast will be available live via the Internet and can be accessed on the company's website at www.amriglobal.com.

Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the first quarter and full year 2010, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2010 Financial Guidance Update,” statements regarding the strength of the company's business and prospects, statements concerning the expected nomination of pre-clinical candidates in certain of the company’s programs, and statements concerning the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the Securities and Exchange Commission on March 13, 2009, and the company's other SEC filings. Revenue and other earnings related to guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of (loss) income from operations, net (loss) income and (loss) earnings per diluted share adjusted to exclude certain goodwill impairment charges, restructuring charges and income tax adjustments in the 2009 and 2008 periods. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Table 1: Reconciliation of fourth quarter 2009 and 2008 reported (loss) income from operations, net (loss) income and (loss) earnings per diluted share to adjusted (loss) income from operations, adjusted net (loss) income and adjusted (loss) earnings per share:

Table 1	Fourth Quarter 2009	Fourth Quarter 2008	YTD December 31, 2009	YTD December 31, 2008

(Loss) income from operations, as reported	$(24,757)	$3,910	$(21,883)	$25,961
Goodwill impairment	22,900	-	22,900	-
AMRI Hungary restructuring	-	-	(35)	1,833
AMRI India restructuring	364	-	364	-
Amortization of contract intangible	-	-	-	220
(Loss) income from operations, as adjusted	$(1,493)	$3,910	$1,346	$28,014

Net (loss) income, as reported	$(19,181)	3,141	(16,695)	20,560
Goodwill impairment	14,885	-	14,885	-
AMRI Hungary restructuring	-	-	(35)	1,833
AMRI India restructuring	364	-	364	-
Amortization of contract intangible	-	-	-	220
Income taxes (1)	2,025	-	1,183	(2,835)
Net (loss) income, as adjusted	$(1,907)	$3,141	$(298)	$19,778

(Loss) earnings per diluted share, as reported	$(0.62)	$0.10	$(0.54)	$0.65
Goodwill impairment	0.48	-	0.48	-
AMRI Hungary restructuring	-	-	-	0.06
AMRI India restructuring	0.01	-	0.01	-
Amortization of contract intangible	-	-	-	-
Income taxes (1)	0.07	-	0.04	(0.09)
(Loss) earnings per diluted share, as adjusted	$(0.06)	$0.10	$(0.01)	$0.62

(1) Adjustments to income taxes in 2009 include a write-down of a deferred tax asset in the fourth quarter as well as a decrease in income tax expense due to the reassessment of previously uncertain tax positions in the third quarter. Adjustments to 2008 include a research development tax credit in the third quarter and the reversal of tax uncertainty reserves in the first quarter.

Albany Molecular Research, Inc. Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except for per share data)	December 31, 2009	December 31, 2008	December 31, 2009		December 31, 2008

Contract revenue	$35,037	$49,614		$156,800	$195,455
Milestones and recurring royalties	8,378	6,776		39,617	33,805
Total revenue	43,415	56,390		196,417	229,260

Cost of contract revenue	31,515	37,557		138,739	146,075
Technology incentive award	779	677		3,594	2,901
Research and development	2,486	3,675		14,547	13,129
Selling, general and administrative	10,128	10,571		38,191	39,361
Goodwill impairment	22,900	-		22,900	-
Restructuring	364	-		329	1,833
Total costs and expenses	68,172	52,480		218,300	203,299

(Loss) income from operations	(24,757)	3,910		(21,883)	25,961

Interest income, net	72	180		376	1,170
Other (loss) income, net	(454)	74		(545)	759

(Loss) income before income tax (benefit) expense	(25,139)	4,164		(22,052)	27,890

Income tax (benefit) expense	(5,958)	1,023		(5,357)	7,330

Net (loss) income	$(19,181)	$3,141		$(16,695)	$20,560

Basic (loss) earnings per share	$(0.62)	$0.10		$(0.54)	$0.66

Diluted (loss) earnings per share	$(0.62)	$0.10	$	(0.54)	$0.65

Albany Molecular Research, Inc. Selected Consolidated Balance Sheet Data (unaudited)

	December 31,	December 31,
	2009	2008

Cash, cash equivalents and investment securities	$111,058	$87,470
Accounts receivable, net	23,616	38,529
Royalty income receivable	7,101	6,670
Inventory	25,143	28,670
Total current assets	176,922	174,515
Property and equipment, net	166,746	167,502
Total assets	373,692	390,684

Total current liabilities	37,877	33,822
Long-term debt, excluding current installments	13,212	13,482
Total liabilities	59,079	64,004
Total stockholders’ equity	314,613	326,680
Total liabilities and stockholders’ equity	373,692	390,684

CONTACT:
AMRI
Investors
Peter Jerome, 518-512-2220
AMRI Director of Investor Relations
or
Media
AMRI Corporate Communications
Andrea Schulz, 518-512-2226